Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 2 DATED MARCH 3, 2020
TO THE PROSPECTUS DATED JANUARY 8, 2020

This document supplements, and should be read in conjunction with, our prospectus dated January 8, 2020, as supplemented by Supplement No. 1 dated February 3, 2020. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value per share for our Class A, Class I, Class T and Class D shares for the month of February 2020.

Historical NAV per Share

The following table sets forth the net asset value, or NAV, per share for the Class A, Class I, Class T and Class D shares of our common stock on each business day for the month of February 2020.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*
February 3, 2020	$14.49	$14.57	$14.52	$14.55
February 4, 2020	$14.50	$14.58	$14.54	$14.56
February 5, 2020	$14.50	$14.58	$14.53	$14.56
February 6, 2020	$14.50	$14.58	$14.54	$14.56
February 7, 2020	$14.50	$14.58	$14.54	$14.56
February 10, 2020	$14.52	$14.60	$14.55	$14.57
February 11, 2020	$14.51	$14.59	$14.55	$14.58
February 12, 2020	$14.52	$14.60	$14.55	$14.58
February 13, 2020	$14.53	$14.60	$14.56	$14.59
February 14, 2020	$14.54	$14.62	$14.57	$14.60
February 18, 2020	$14.54	$14.62	$14.57	$14.60
February 19, 2020	$14.52	$14.60	$14.56	$14.58
February 20, 2020	$14.54	$14.61	$14.57	$14.59
February 21, 2020	$14.54	$14.62	$14.57	$14.60
February 24, 2020	$14.52	$14.60	$14.56	$14.58
February 25, 2020	$14.49	$14.57	$14.52	$14.55
February 26, 2020	$14.47	$14.56	$14.51	$14.54
February 27, 2020	$14.40	$14.48	$14.43	$14.46
February 28, 2020	$14.36	$14.44	$14.40	$14.43
*Class D shares are currently being offered pursuant to a private placement offering.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com for our publicly offered shares and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website for our publicly offered shares.